Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated May 27, 2021, relating to the balance sheets of CleanTech Acquisition Corp. as of March 31, 2021 and December 31, 2020 the related statements of operations, changes in stockholder’s equity and cash flows for the three months ended March 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
May 27, 2021